Exhibit 5.1

MARY MAURICE YOUNG
Deputy General Counsel and
Corporate Secretary
P.O. Box 120
Columbus, GA 31902-0120
706-644-2748 (direct)
marymauriceyoung@synovus.com

June 8, 2020

Board of Directors
Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901

Re:    Synovus Financial Corp. - Registration Statement on Form S-3
3,000,000 shares of common stock, par value $1.00 par value

Ladies and Gentlemen:
I am the Deputy General Counsel and Corporate Secretary of Synovus Financial Corp., a Georgia corporation (the “Company”). This opinion is being rendered on behalf of the Company in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to 3,000,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (“Common Stock”), to be issued and delivered to participants in connection with the Synovus Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”).
In rendering the opinions expressed herein, and except as hereinafter limited, I have examined the Registration Statement and records of the proceedings of the Board of Directors of the Company deemed by me to be relevant to this opinion letter. I have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as I have deemed necessary or appropriate to enable me to render the opinions in this opinion letter. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies and, as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.
Based upon and subject to the foregoing, I am of the opinion that the Shares to be issued under the Plan have been duly authorized and, when issued (in the case of newly issued shares) and delivered against payment therefore as contemplated by the Plan, will be validly issued, fully paid and non-assessable, with no pre-emptive rights attaching thereto.
This opinion is limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
This opinion is delivered as of the date hereof, and I make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to my attention or changes in the law occur which could affect this opinion and the other statements expressed herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein and is not to be used,

Board of Directors
June 8, 2020

circulated, quoted or otherwise referred to or replied upon by any other person or for any other purpose without my prior express written consent.
I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus included as part of the Registration Statement. In giving my consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Mary Maurice Young
Mary Maurice Young